UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2014 (October 14, 2014)

AXION INTERNATIONAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	0-13111 (Commission File Number)	84-0846389 (IRS Employer Identification No.)

4005 All American Way, Zanesville, Ohio (Address of principal executive offices)	43701 (Zip Code)

Registrant’s telephone number, including area code: (740) 452-2500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07	Submission of Matters to a Vote of Security Holders.

Consent Solicitation

On September 15, 2014, Axion International Holdings, Inc. (the “Company”) solicited its shareholders’ consent to approve three proposals, all of which were approved by a majority of the Company's shareholders. The proposals are described in more detail in the Company's Notice of Consent Solicitation filed with the Securities and Exchange Commission on September 15, 2014. The final voting results were as follows:

Proposal 1

The proposal to amend the Company’s current Articles of Incorporation to effect a reverse stock split of the Company’s common stock (the “Reverse Stock Split”) by a ratio of not less than 1-for-8 and not more than 1-for-20 at any time prior to March 31, 2015, with the Board of Directors (the “Board”) having the discretion as to whether or not the Reverse Stock Split is to be effected, and with the exact ratio of any Reverse Stock Split to be set at a whole number within the above range as determined by the Board in its discretion, was approved based upon the following votes:

Total Outstanding	Consents Required	Consents For
77,517,025	38,758,513	52,471,258

Proposal 2

The proposal to, in the event the shareholders approve and the Company’s Board effects the Reverse Stock Split, approve an amendment to the Company’s current Articles of Incorporation to decrease the number of authorized shares of the Company’s common stock from 250,000,000 shares to an amount equal to 250,000,000 divided by the number of shares being combined into one pursuant to the Reverse Stock Split, was approved based upon the following votes:

Total Outstanding	Consents Required	Consents For
77,517,025	38,758,513	52,518,928

Proposal 3

The proposal to, in the event the shareholders approve the Reverse Stock Split and the Company’s Board effects the Reverse Stock Split, approve an amendment to the Company’s current Articles of Incorporation to provide for the automatic conversion of the Company’s preferred stock immediately upon the Company’s shares of common stock being listed upon a U.S. based stock exchange, was approved based upon the following votes:

Total Common Outstanding	Common Consents Required	Common Consents For
77,517,025	38,758,513	52,303,680

Total Preferred Outstanding	Preferred Consents Required	Preferred Consents For
694,623	347,312	445,000

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 20, 2014	AXION INTERNATIONAL HOLDINGS, INC.

	By:	/s/ Donald W. Fallon
Donald W. Fallon Chief Financial Officer